Intermediate Bond Fund of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

August 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$144,181
Class B	$1,960
Class C	$5,213
Class F1	$12,074
Class F2	$6,495
Total	$169,923
Class 529-A	$6,667
Class 529-B	$248
Class 529-C	$1,303
Class 529-E	$285
Class 529-F1	$1,468
Class R-1	$213
Class R-2	$2,401
Class R-3	$3,180
Class R-4	$2,647
Class R-5	$1,091
Class R-6	$8,575
Total	$28,078

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3062
Class B	$0.2045
Class C	$0.1981
Class F1	$0.2993
Class F2	$0.3419
Class 529-A	$0.2964
Class 529-B	$0.1885
Class 529-C	$0.1900
Class 529-E	$0.2586
Class 529-F1	$0.3250
Class R-1	$0.1971
Class R-2	$0.1980
Class R-3	$0.2561
Class R-4	$0.3004
Class R-5	$0.3406
Class R-6	$0.3476

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	471,244
Class B	7,004
Class C	24,555
Class F1	40,245
Class F2	20,655
Total	563,703
Class 529-A	24,216
Class 529-B	962
Class 529-C	6,757
Class 529-E	1,159
Class 529-F1	4,819
Class R-1	1,109
Class R-2	11,801
Class R-3	12,344
Class R-4	8,828
Class R-5	3,425
Class R-6	24,793
Total	100,213

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.66
Class B	$13.66
Class C	$13.66
Class F1	$13.66
Class F2	$13.66
Class 529-A	$13.66
Class 529-B	$13.66
Class 529-C	$13.66
Class 529-E	$13.66
Class 529-F1	$13.66
Class R-1	$13.66
Class R-2	$13.66
Class R-3	$13.66
Class R-4	$13.66
Class R-5	$13.66
Class R-6	$13.66